Exhibit (a)(4)

NOTICE OF WITHDRAWAL

If you previously elected to exchange your options with an exercise price of $29.00 or greater per share (the “Eligible Options”), but you would like to change your decision and withdraw, you must sign this Notice of Withdrawal and return it to Linda Koed by fax at (508) 651-6551, by hand delivery or by mail to One Mercer Road, Natick, Massachusetts 01760 on or before 5:00 p.m., Eastern Daylight Time, on Tuesday, May 27, 2003, unless the offer is extended. If you have questions, please contact Kellye L. Walker at (508) 651-6670 or by email at optionexchange@bjs.com.

To BJ’s Wholesale Club, Inc.:

I previously received a copy of the Offer to Exchange Outstanding Stock Options dated April 25, 2003 (the “Offer to Exchange”) and an election form (the “Election Form”). I signed and returned the Election Form, in which I chose to accept BJ’s Wholesale Club, Inc.’s offer to exchange my Eligible Options. I now wish to withdraw all of the Eligible Options I surrendered for exchange. I understand that by signing this Notice of Withdrawal and delivering it to you, I will be withdrawing my previous acceptance of the offer and I will not be surrendering any options for exchange. I have read and understood all of the terms and conditions of the Offer to Exchange, including the consequences of a withdrawal.

I understand that in order to withdraw, I must sign, date and deliver this Notice of Withdrawal to you on or before 5:00 p.m., Eastern Daylight Time, on Tuesday, May 27, 2003, or if BJ’s Wholesale Club, Inc. extends the deadline to exchange Eligible Options, before the extended expiration of the offer.

By rescinding my election to BJ’s Wholesale Club, Inc. to exchange my Eligible Options, I understand that I will not receive any new options and I will keep my old options (with the same exercise price as before). These options will continue to be governed by the stock option plan under which they were granted and existing option grant documents between BJ’s Wholesale Club, Inc. and me.

I have completed and signed the following exactly as my name appears on my original Election Form.

I do not wish you to exchange any of my Eligible Options.

☒

Signature

Date:                                         , 2003

Name:

(Please Print)

Tax ID/Social Security No.: